Exhibit 99.1

SBT Bancorp Announces Dividend Increase

SIMSBURY, Conn.--(BUSINESS WIRE)--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB), the holding company of The Simsbury Bank & Trust Company, declared on May 13, 2008 a $0.04 per share increase of its annual cash dividend, raising the dividend on its common stock to $0.48 per share. The dividend will be payable on June 16, 2008 to shareholders of record on May 30, 2008.

Lincoln S. Young, Chairman of the Board, announced the dividend at the holding Company’s annual meeting held yesterday at the Bank’s main office in Simsbury, Connecticut. “The Board is pleased that we have been able to increase our annual dividend every year since we paid our first dividend eight years ago. We continue to be confident in the Company’s strong future,” said Young.

Martin J. Geitz, President and CEO of the holding company and Bank, said, “Simsbury Bank’s earnings trend is positive, its capital position is strong and prospects for the future remain bright. The increase in our annual dividend to $0.48 per share demonstrates the Board and management’s commitment to delivering value to our shareholders by delivering the banking and investment services and relationships that our customers seek.”

The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers with approximately $220 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Canton, Granby and Simsbury, Connecticut, SBT Online Internet banking, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program, and 24 hour telephone banking. The Bank provides investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The company’s stock is traded over-the-counter under the ticker symbol of its bank holding company, SBT Bancorp, Inc., OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Mr. Anthony F. Bisceglio, CFO, 860-408-5493
Fax: 860-408-4679
abisceglio@simsburybank.com